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                       SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549-1004



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 13, 1997



                              CAPMAC HOLDINGS INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



DELAWARE                                         1-14096                13-3670828
(State or other jurisdiction of             (Commission File Number)  (I.R.S. Employer
incorporation or organization)                                        Identification No.)

  885 THIRD AVENUE                                                          10022
    NEW YORK, NY                                                          (Zip Code)
(Address of Principal Executive Offices)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (212) 755-1155
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ITEM 5.  OTHER EVENTS

On November 13, 1997, CapMAC Holdings Inc., a Delaware corporation (the "Company"), MBIA Inc., a Connecticut corporation ("MBIA"), and CMA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of MBIA ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), upon and subject to the terms and conditions of which Merger Sub will be merged (the "Merger") with and into the Company and the Company will become a wholly owned subsidiary of MBIA. As a result of the Merger, each issued and outstanding share of the common stock of the Company, par value $.01 per share (other than shares held by the Company or owned by MBIA or Merger Sub or any other direct or indirect subsidiary of MBIA or the Company), will be converted into the right to receive that number of shares of MBIA common stock, par value $1.00 per share, equal to the quotient (the "Exchange Ratio") determined by dividing $35.00 by the average of the closing sales prices of MBIA common stock as reported on the New York Stock Exchange Composite Transactions Tape on each of the fifteen consecutive trading days immediately preceding the third trading day prior to the effective time of the Merger (the "MBIA Common Stock Price"), provided that the Exchange Ratio will be .6604 if the MBIA Common Stock Price is less than $53.00 and .5 if the MBIA Common Stock Price is more than $70.00. A copy of the Merger Agreement is attached hereto as Exhibit 2, and is incorporated herein by reference.


A copy of the Company's and MBIA's joint press release dated November 14, 1997 is attached hereto as Exhibit 99 and is incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.


     (c)  Exhibits.


          (2)--Agreement and Plan of Merger, dated as of November 13, 1997, by and among MBIA Inc., CMA Acquisition Corporation, and CapMAC Holdings Inc.


          (99)--Joint Press Release of CapMAC Holdings Inc. and MBIA Inc. dated November 14, 1997.
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CapMAC Holdings Inc.



Dated:  November 19, 1997           By:/s/ Ram D. Wertheim
                                       ---------------------

                                    Name:  Ram D. Wertheim
                                    Title: Managing Director
                                           and General Counsel

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                                                                               3

                                 EXHIBIT INDEX


 Exhibit No.                       Description
------------                       -----------

     (2) Agreement and Plan of Merger, dated as of November 13, 1997, by and among MBIA Inc., CMA Acquisition Corporation, and CapMAC Holdings Inc.


    (99) Joint Press Release of CapMAC Holdings Inc. and MBIA Inc. dated November 14, 1997.